EXHIBIT 1



     On Friday, March 6, 1998, Stoico Restaurant Group, Inc. and its two wholly-owned subsidiaries, Spaghetti Jack's, Inc. and Sub and Stuff, Inc. filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101- 1330, as amended, in the United States Bankruptcy Court for the District of Kansas. See attached press release.

     Louis Stoico, Jr., President, said "This was a difficult decision as we have worked hard over the last several months to close under-performing restaurants, increased customer acceptance, and reduce costs. However, we believe that this move is in the best interests of the companies as we try to stabilize cashflow and protect the value of our assets."

     Stoico Restaurant Group, Inc. operates and franchises Spaghetti Jack's and Sub and Stuff restaurants.

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